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                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-18765, 333-19419, 333-40605, 333-40607, 333-40609, 333-53900, 333-82263,
333-82265, 333-82271, 333-82480, and 333-83630 of Cole National Corporation (the
"Company") on Forms S-8 of our report dated May 15, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the change in method of accounting for goodwill and other intangible assets as discussed in Notes 1 and 4, and the restatement of the Company's fiscal 2001 and 2000 consolidated financial statements as discussed in Note 17), appearing in this Annual Report on Form 10-K of Cole National Corporation for the year ended February 1, 2003.




Cleveland, Ohio
May 15, 2003